CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 429 to Registration Statement No. 33-26305 on Form N-1A of our report dated November 25, 2014, relating to the financial statements and financial highlights of the BlackRock All-Cap Energy & Resources Portfolio and BlackRock Energy & Resources Portfolio, each a portfolio compromising the BlackRock FundsSM, appearing in the Annual Report on Form N-CSR of the BlackRock FundsSM for the year ended September 30, 2014, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

January 28, 2015